Exhibit 10.9

October 28, 2019 By email
Narayan Menon

Re:    Offer of Employment Dear Narayan,
We are delighted that you have agreed to join the leadership team of Vimeo, Inc. (“Company” or “we”). This letter is to confirm the responsibilities and other terms of your employment.

POSITION: Your title will be Chief Financial Officer. You will report to Company’s CEO. You will be employed at Company’s headquarters at the IAC Building, 555 West 18th Street, New York, New York 10011. Your start date will occur on a mutually-agreeable date within the first week of January 2020. You will receive information regarding your new hire orientation via email.
DUTIES: During your employment, you will devote substantially all of your business time, attention, and energies to the performance of such duties as Company assigns to you, commensurate with your position. You will be directly responsible to the CEO, as Company may designate from time to time, and it will be your responsibility to keep the CEO reasonably informed of your progress with respect to your duties hereunder. You will be expected to work longer hours if reasonably required. During your employment, you will adhere to the policies and standards of professionalism set forth in Company’s Policies and Procedures as they may exist from time to time.
COMPENSATION: Your base salary will be $350,000.00 per year, payable bi-weekly (or, if different, in accordance with Company’s payroll practice as in effect from time to time). You are eligible to receive an annual discretionary bonus. Your target bonus for calendar year 2020 and thereafter is at least 65% of your annual salary. Any bonus will be prorated based upon start date and will be based on individual as well as Company performance. Bonuses are paid in the first quarter of the year following the measurement year (e.g., a bonus for 2020 will be paid in February or March 2021).

EQUITY: You will be awarded stock appreciation rights (“SARs”) that will allow you participate in the appreciation in the value of Company’s common equity. In particular, you will be awarded SARs with the following terms:

SAR Units	1,800,000 SARs (representing approximately 1.25% of Company’s common stock on a fully-diluted basis as calculated by IAC)
Vesting
The SARs will contain a vesting requirement, meaning you must be employed by Company on applicable vesting dates in order to receive the SARs; your SARs will vest according to the following schedule:
•First 25% - On one-year anniversary of the Start Date
•Second 25% - On the two-year anniversary of the Start Date
•Third 25% - On the three-year anniversary of the Start Date
•Fourth and final 25% - On the four-year anniversary of the Start Date;

Exercise Price	The SARs will have an exercise price equal to the Fair Market Value (FMV) of Company’s equity on the date of grant; the current FMV is $6.83 per share
Grant Date	The SARs will be granted on or about your Start Date
Exercise Windows	Vested SARs may be exercised in annual exercise windows provided by Company’s parent

The SARs will be governed exclusively by the Vimeo, Inc. 2019 Incentive Plan (“Plan”) and a formal award notice. Both will be provided to you at the time of grant. The terms of the Plan and the award notice will exclusively govern your SARs.

SIGNING BONUS: Within 30 days after your Start Date, Company will pay you a one-time signing bonus of $375,000. You agree and acknowledge that this bonus is intended to compensate you for the cost of relocating to the New York City area and that Company shall have no obligation to reimburse you for any specific relocation expense.

In the event you resign without “good reason” (defined below) or are terminated by Company for “cause” (defined below) within eighteen (18) months after your Start Date, you must repay the signing bonus to Company, on a pro-rated percentage basis as set forth in the table below, for any relocation assistance benefits actually paid by Company:

Months Employed	Repayment Percentage
Up to 6 months	100%
More than 6 months and up to 12 months	75%
More than 12 months and up to 18 months	50%

You hereby authorize Company to withhold or setoff to the maximum extent allowed by law any amounts that are owed by you to Company under the above clause. Should the amounts withheld or setoff not cover the entire amount owed by you to Company, you authorize Company to calculate a 12-month repayment schedule that you will adhere to. In the event you default under the payment schedule (and fail to cure any default within 15 days after written notice), Company may charge interest at 1.5% per month or the maximum allowable by law (whichever is greater) and you agree to pay Company’s costs of collection, including its reasonable attorneys’ fees.

BENEFITS: You will be eligible for such employee benefits as Company may provide, subject to the terms and conditions of any relevant benefits plan document and Company’s policies as in effect from time to time for similarly situated employees.
You will be eligible for coverage under all applicable benefit plans in accordance with the terms of those plans on the first of the month after your start date, with the exception of our 401(k) plan. The 401(k) plan eligibility is immediate upon your hire date with no waiting period.

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Although this information will be presented in greater detail during orientation, please see below for a brief overview of our benefits and what we currently offer:
•Medical: Employees have options when it comes to choosing a medical plan. We offer three national plan choices through Aetna (a Safety Net plan, a PPO plan, and a Healthfund Health Savings Account Plan) and HMOs in select areas.
•Dental: We offer a choice of an HMO or PPO dental plan and our provider for both is Aetna.
•Vision: We offer coverage through “Vision Services Plan.”
•401(k): Our provider is Charles Schwab. Employees are eligible upon hire and will be automatically enrolled in the Plan at 4%. Employees are 100% vested on their 2-year anniversary and may contribute from 1%-50% of pay pre-tax, and 1%-10% of pay after-tax (in each case subject to federal limitations for such contributions). We match 50% of pre-tax contributions up to 10%.
•Life Insurance: All employees are covered for basic life insurance (at no additional cost), for 1.5X their salary up to $500,000. Employees then have the option to purchase additional supplementary life insurance for themselves, a spouse/domestic partner, or child (for up to
$500,000).
•Vacation: Company provides an unlimited vacation policy for employees who are exempt from overtime pay.
•Indemnification: As an officer of Company, Company will provide you with an indemnification agreement that is consistent with Company’s bylaws and articles of incorporation.
SEVERANCE: If your employment is terminated by Company without “cause” or by you for “good reason” at any time during your employment, you will receive severance equal to at least six (6) months of your then-current salary; provided that if the termination date occurs within 24 months after your Start Date, the severance will be increased to a total of twelve (12) months. Company, at its option, may provide severance through salary continuance. To be entitled to any severance hereunder, you must (a) execute Company’s standard severance agreement; and (b) if Company so requests, continue working for up to six (6) weeks after the notice by Company of your termination to ensure an orderly transition.
“Cause” means: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by you; provided, however, that after indictment, Company may suspend you from the rendition of services, but without limiting or modifying in any other way Company’s obligations hereunder provided, further, that your employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate your employment for cause; (ii) a material breach by you of a fiduciary duty owed to Company; (iii) a material breach by you of any of the covenants made by you herein; (iv) the continued willful or gross neglect by you of your material duties to Company, as reasonably assigned by the Company and accepted by you;
(v) a willful and material violation by you of any Company policy pertaining to ethics, wrongdoing or conflicts of interest; or (vi) a determination by Company, in its good faith reasonable discretion following a reasonable investigation, that you have committed an act constituting sexual harassment under Company’s anti-harassment policies; provided, that in the case of conduct described in clauses (ii), (iii), (iv), or (v) above which is capable of being cured, you shall have a period of thirty (30) days after you are provided with written notice thereof in which to cure.

“Good reason” means: (i) a material diminution in the authorities, duties or responsibilities of the position that your role reports to (i.e., the role of CEO); (ii) a material reduction in your title, duties or level of responsibilities; (iii) a material reduction in your base salary or target bonus; (iv) a

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relocation of your principal place of employment outside of the New York City metropolitan area; and (v) any other action or inaction that constitutes a material breach by the Company or its affiliates of this or any other agreement with you without your consent; provided that in each of the foregoing cases, Company shall have thirty (30) days after written notice to cure any alleged breach or violation thereof.

If you obtain other employment during the period of time in which Company is required to make severance payments to you, the amount of any such remaining payments or benefits to be provided to you shall be reduced by the amount of compensation and benefits earned by you from such other employment through the end of such period (including any deferred compensation). For purposes of this paragraph, (i) “employment” includes performing services as a regular employee, whether on a part-time or full-time basis, serving as a director or trustee of an organization, or performing services as an independent contractor; and (ii) you shall have the obligation to inform Company regarding your employment status following the Separation Date and during the period of time in which Company is making severance payments to you. The offset provisions of this paragraph shall not apply where the salary component of your severance package is six (6) months or less. In addition, if you already provided services for fees on an ongoing basis prior to your termination (e.g., a directorship or trusteeship), such income will not be considered for the purpose of any offset.

DEDUCTIONS: Company shall be entitled to make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.

NON-COMPETE: During the Restricted Period (defined below), you will not, directly or indirectly, whether as an officer, director, stockholder, member, manager, investor, partner, proprietor, business associate, employee, consultant or otherwise, promote, market, become or be financially interested in, consult with or for, or associate in a business relationship with, a business that directly competes with Company (a “Competitive Business”). Notwithstanding the foregoing, this paragraph shall not prohibit you from owning up to 5% of the equity of any publicly traded company, whether or not such company is engaged in whole, or in part, in a Competitive Business. The “Restricted Period” means the duration of your employment plus the greater of (i) the period for which you receive any salary continuance; or (ii) 12 months.

CONFIDENTIALITY, INTELLECTUAL PROPERTY, AND NON-SOLICITATION AGREEMENT: You will execute Company’s standard Employee Confidentiality, Intellectual Property, and Non- Solicitation Agreement upon or before commencing employment.
LEGAL COMPLIANCE: You represent and warrant that you are able to work for Company and will not be breaching any law by doing so. Your employment will be contingent upon satisfactory completion of a background investigation, and reference checks, confirmation of your compliance with U.S. immigration law, and satisfaction of routine pre-employment and post-employment contingencies.
MISCELANEOUS: This offer letter shall be governed by the law of the State of New York without regard to principles of conflicts of law. This offer letter supersedes all prior and contemporaneous understandings, negotiations, and representations, whether written or oral, relating to the terms of your employment.
AT WILL STATUS: You specifically understand and agree that your employment hereunder shall be at all times on an “at will” basis, and nothing contained herein shall be construed as establishing a contract of employment between Company and you.

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BINDING ARBITRATION: You and Company agree that any dispute relating to or arising out of your employment relationship, except for disputes relating to or arising out of the obligations set forth in your Employee Confidentiality, Intellectual Property, and non-Solicitation Agreement, shall be fully and finally resolved by MANDATORY, BINDING ARBITRATION conducted by the American Arbitration Association in New York County pursuant to its then-current Employment Dispute Resolution Rules. Any lawsuit to enforce this arbitration clause shall be commenced in the state or federal courts located in New York County, New York.
Please acknowledge your acceptance of these terms by signing where indicated below.

We look forward to working with you and we are confident that your career with us will be rewarding.

Sincerely,

/s/ Anjali Sud
Anjali Sud CEO
Vimeo, Inc.

I agree and accept the terms of this employment offer:

/s/ Narayan Menon            Date: October 29, 2019
Narayan Menon